National Western Life Insurance Company	2013
Exhibit 10(dd)
EXECUTIVE OFFICER BONUS PROGRAM – ADDENDUM

I.	Goals/Performance Payout:

1.
The Program incorporates three measurable performance factors: (1) Company sales, which are defined as net placed annualized target premium for Life business and as total placed premium for Annuity business, (2) Company expense management, and (3) overall Company profitability.

2.
Each of the above performance factors will have an assigned target level for purposes of the Program. Assuming a “par” performance (i.e., achieving each target level), the weighting of the bonus percentage (applied to Base Salary (as defined below)) is 22.5% for sales performance, 22.5% for expense management performance, and 30% for profitability, for an overall par bonus percentage of 75%. Actual results compared to the targets can either increase or decrease each of these individual percentages as explained in the following sections. However, the total bonus percentage cannot exceed 75%. For purposes of the Program, the Base Salary of each Executive Officer is the officer’s annual base salary for 2013 as certified by the Committee.

II.	Participants’ maximum payout potential in the 2013 Executive Officer Bonus Program:

Robert L. Moody, Chairman 2013 Base Salary $ 1,816,322     75%
Ross R. Moody, President & COO 2013 Base Salary $ 775,465 75%

III.	Company Sales Component:

1.	The sales component of the Program is further subdivided between Life production and Annuity production. For 2013, the bonus sales goals for each line of business of the Company are:

a.	International Life -- $26,000,000 net placed annualized target premium

b.	Domestic Life -- $13,500,000 net placed annualized target premium

c.	Annuities -- $800,000,000 total placed premium

Page 1 of 8         December 12, 2012

National Western Life Insurance Company	2013
Exhibit 10(dd)
EXECUTIVE OFFICER BONUS PROGRAM – ADDENDUM

2.
The Company’s New Business Market Summary Report (NWAR60) will be the source of sales results for purposes of this Program. The bonus percentage corresponding with each sales production levels achieved in 2013 will be applied to 100% of the Participant’s Base Salary in accordance with the following grid:

International Life Placed Target	Bonus %
$23,000,000	5.50%
$24,500,000	6.50%
$26,000,000	7.50%
$27,500,000	8.50%
$29,000,000	9.50%

Domestic Life Placed Target ¹	Bonus %
$11,500,000	5.50%
$12,500,000	6.50%
$13,500,000	7.50%
$14,500,000	8.50%
$15,500,000	9.50%

¹ Net placed annualized premium derived from the sale of Life Advantage is excluded.

Page 2 of 8         December 12, 2012

National Western Life Insurance Company	2013
Exhibit 10(dd)
EXECUTIVE OFFICER BONUS PROGRAM – ADDENDUM

Annuities Placed Total Premium	Bonus %
$600,000,000	5.50%
$700,000,000	6.50%
$800,000,000	7.50%
$900,000,000	8.50%
$1,000,000,000	9.50%

3.
The level shaded in gray represents the Company’s sales goals for each segment for purposes of the bonus Program and represents the par performance level. If net placed annualized target premium or total placed premium, as applicable, for a segment is below the lowest target amount for that segment, no bonus percentage will be earned for that segment. The bonus percentage shown for each specified amount of net placed annualized target premium or total placed premium, as applicable, applies if actual performance is equal to or greater than the amount shown and, except for the last level, is less than the amount shown for the next level.

IV.	Company Expense Management Component:

1.
The expense component of the Program is based upon a ratio of actual expenses as reported in the Company’s statutory financial statements to a targeted level of expenses based upon historical ratios of life expenses to life premiums and annuity expenses to annuity premiums. For purposes of this measurement, expenses include General Expenses; Taxes, Licenses & Fees; and the Change in Loading as reported in the Company’s statutory income statement.

Page 3 of 8         December 12, 2012

National Western Life Insurance Company	2013
Exhibit 10(dd)
EXECUTIVE OFFICER BONUS PROGRAM – ADDENDUM

2.
Targeted expense levels will be determined by applying historical expense-to-premium factors, separately for life and annuity lines of business, to actual premiums during the bonus period. These historical factors are as follows:

LOB Premiums	Expense %
Life	13.5%
Annuities:
$300,000,000	4.0%
$400,000,000	3.8%
$500,000,000	3.6%
$600,000,000	3.4%
$700,000,000	3.2%
$800,000,000	3.0%
$900,000,000	2.8%
$1,000,000,000	2.6%
$1,100,000,000	2.4%
$1,200,000,000	2.2%
$1,300,000,000	2.0%
$1,400,000,000	1.75%
$1,500,000,000	1.5%

Page 4 of 8         December 12, 2012

National Western Life Insurance Company	2013
Exhibit 10(dd)
EXECUTIVE OFFICER BONUS PROGRAM – ADDENDUM

3.
Actual expenses will be compared to targeted expenses for purposes of determining a ratio. The “par” ratio of actual expenses to targeted expenses is 100% for this bonus component. The bonus percentage corresponding with the actual expense to targeted expense ratio achieved will be applied to 100% of each Participant’s Base Salary in accordance with the following grid:

Ratio of Actual Expense to Targeted Expense	Bonus %
112.5% and above	0.00%
107.5% to 112.5%	17.50%
102.5% to 107.5%	20.00%
97.5% to 102.5%	22.50%
92.5% to 97.5%	25.00%
92.5% and below	27.50%

4.
The bonus percentage shown for each specified range level applies if the ratio of actual expenses to targeted expenses achieved is greater than the lower limit shown in the level and, except for the last level, is equal to or less than the upper limit shown for the same level. For purposes of the expense component, special consideration may be given at the discretion of the Compensation Committee for items of an unusual and/or non-recurring nature (e.g., excess pension contributions) that are beyond the control of Company management.

V.	Company Profitability Component:

1.
The profitability component of the Program is based upon the Company’s GAAP return on assets (ROA) percentage as derived from the segment results reported in the Company’s Form 10-K. The ROA percentage is calculated as the sum of GAAP segment net operating earnings divided by the sum of the Company’s beginning of the year GAAP segment assets. Segment GAAP net operating earnings are after federal income taxes but exclude realized gains and losses on investments. As the GAAP results, including segment information, reported in the Form 10-K are audited by the Company’s independent auditors, the ROA calculation will be finalized at the time the Company’s Form 10-K for the year is filed with the SEC.

Page 5 of 8         December 12, 2012

National Western Life Insurance Company	2013
Exhibit 10(dd)
EXECUTIVE OFFICER BONUS PROGRAM – ADDENDUM

2.	The bonus percentage corresponding with the Company’s actual ROA percentage for 2013 will be applied to 100% of each Participant’s Base Salary in accordance with the following grid:

ROA %	Bonus %
0.65% to 0.80%	22.00%
0.80% to 0.95%	26.00%
0.95% to 1.10%	30.00%
1.10% to 1.25%	34.00%
1.25% and above	38.00%

3.
If the Company’s actual ROA percentage achieved in 2013 is less than the lowest percentage shown (0.65%), no bonus percentage will be earned. The bonus percentage shown for each specified ROA percentage range level applies if the actual ROA percentage achieved is greater than the lower lmit shown in the level and, except for the last level, is equal to or less than the upper limit shown for the same level.

VI.	Administration:

1.
Determination of Bonuses.  After audited GAAP financial statements become available for the 2013 performance period, the Committee shall determine the extent to which the three measurable performance factors have been achieved and the bonus percentage for the Participants for 2013. The Committee shall certify such determination in writing. The Company’s independent auditors will also review the calculation of the bonus percentage for compliance with the details of this Program as part of the Company’s audited financial statements. Notwithstanding any contrary provision of the Program, the Committee, in its sole discretion, may eliminate or reduce the bonus payable to any Participant below that which otherwise would be payable under the Program formula.

2.
Timing and Form of Payment.  After the bonus amount is certified by the Committee, the bonuses shall be paid in cash in a single lump sum. Such payment shall occur on or after January 1, 2014 and on or before March 15, 2014. Bonus payments are intended to qualify as short-term deferrals under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be paid not later than the latest specified payment date (March 15, 2014). The Company shall have the authority to delay the payment of any bonus under the Program to the extent it deems necessary or appropriate to comply with Code section 409A(a)(2)(B)(i).

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National Western Life Insurance Company	2013
Exhibit 10(dd)
EXECUTIVE OFFICER BONUS PROGRAM – ADDENDUM

3.	Effect of Termination.

a.
If a Participant terminates employment with the Company for any reason after the end of the 2013 performance period but prior to the date the bonus for such period is paid, the Participant shall be entitled to payment of the bonus determined by the Committee, subject to reduction or elimination under the last sentence of the “Determination of Bonuses” paragraph above based on the circumstances surrounding such termination of employment.

b.
If a Participant terminates employment with the Company prior to the end of the applicable 2013 Performance Period for any reason other than termination for cause by the Company (as determined by the Committee in its sole discretion), the Committee shall reduce the Participant’s bonus proportionately based on the date of termination (and subject to further reduction or elimination under the last sentence of the “Determination of Bonuses” paragraph above based on the circumstances surrounding such termination of employment).

c.	If a Participant is terminated for cause by the Company prior to the payment of any bonus, no bonus shall be payable hereunder.

d.	If a Participant dies prior to the payment of a bonus payable hereunder, the bonus shall be paid to the Participant’s beneficiary of record.

4.
Source of Payments.  Bonuses that may become payable under the Program shall be paid solely from the general assets of the Company. The rights of each Participant (and any person claiming entitlement by or through a Participant) hereunder shall be solely those of an unsecured general creditor of the Company. The Program shall be unfunded. The Company may maintain bookkeeping accounts with respect to Participants who are entitled to bonuses under the Program, but such accounts shall be used merely for bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by interests in bonuses nor shall the Program be construed as providing for any such segregation.

5.
Committee Administration.  The Program shall be administered by the Committee. The Committee shall have complete discretion and authority to administer the Program and to interpret the provisions of the Program. Any determination, decision, or action of the Committee in connection with the construction, interpretation, administration, or application of the Program shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law. The Committee may amend or terminate the Program at any time without the consent of any Participant by adoption of a written instrument.

6.	Miscellaneous.

a.	The Company shall withhold all applicable taxes and other amounts required by law to be withheld from any bonus payment, including any non-U.S., federal, state, and local taxes.

b.
A Participant’s rights under this Program will not be assignable, transferable, pledged, or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law. Any assignment, transfer, pledge, or other disposition in violation of this provision will be null and void.

Page 7 of 8         December 12, 2012

National Western Life Insurance Company	2013
Exhibit 10(dd)
EXECUTIVE OFFICER BONUS PROGRAM – ADDENDUM

c.
Nothing in the Program shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employment of the Company.

d.
Bonuses payable hereunder shall constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with a Participant, unless the Company specifically provides otherwise.

e.
The Program and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code, shall be governed by the law of the State of Texas, without giving effect to conflict or choice of laws provisions thereof.

f.	This Program shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.

g.	The captions used in this Program are for convenience only and shall not be construed in interpreting the Program.

h.	Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.

i.	This Program constitutes the final and complete expression of agreement with respect to the subject matter hereof and may not be amended except by a written instrument adopted by the Committee.

Page 8 of 8         December 12, 2012